Exhibit 8.1

BOSTON	LATHAM & WATKINS	NEW YORK
BRUSSELS	ATTORNEYS AT LAW	NORTHERN VIRGINIA
CHICAGO	www.lw.com	ORANGE COUNTY
FRANKFURT		PARIS
HAMBURG		SAN DIEGO
HONG KONG		SAN FRANCISCO
LONDON		SILICON VALLEY
LOS ANGELES		SINGAPORE
MILAN		TOKYO
MOSCOW		WASHINGTON, D.C.
NEW JERSEY

July 24, 2002

Realty Income Corporation
220 West Crest Street
Escondido, California 92025-1707

Re:	Realty Income Corporation

Ladies and Gentlemen:

        We have acted as tax counsel to Realty Income Corporation, a Maryland corporation (the "Company"), in connection with the Company's registration statement on Form S-3 (No. 333-80821), and all amendments thereto (the "Registration Statement"), previously declared effective by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), relating to the proposed public offering of Securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated July 14, 1999 which forms a part of the Registration Statement (the "Base Prospectus"). This opinion is rendered in connection with the registration, sale and issuance of up to 1,782,500 shares (including 232,500 shares subject to an over-allotment option) of the Company's Common Stock, $1.00 par value per share as described in a Prospectus Supplement dated July 19, 2002 (the "Prospectus Supplement").

        This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement concerning the business, assets and governing documents of the Company. We have also been furnished with, and with your consent, have relied upon, certain representations made by the Company and the subsidiaries of the Company as to certain factual matters through a certificate of an officer of the Company (the "Officer's Certificate"). Furthermore, this opinion relies on, and assumes the accuracy of, the opinion of Ballard Spahr Andrews & Ingersoll, LLP, counsel for the Company, dated July 24, 2002, with respect to certain matters of Maryland law.

        In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer's Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein only with respect to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

        Based on such facts, assumptions and representations, it is our opinion that the statements set forth in the Prospectus Supplement under the caption "Material United States Federal Income Tax Considerations" insofar as they purport to describe or summarize certain provisions of the agreements, statutes or regulations referred to therein, are accurate descriptions or summaries in all material respects.

        No opinion is expressed as to any matter not discussed herein.

        This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement, the Base Prospectus, the Prospectus Supplement or the Officer's Certificate may affect the conclusions stated herein. As described in the Prospectus Supplement, the Company's qualification and taxation as a real estate investment trust depends upon the Company's ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements.

        This opinion is only being rendered to you as of the date of this letter, and we undertake no obligation to update this opinion if there are changes in the facts or the law subsequent to such date. This opinion is rendered only in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions "Material United States Federal Income Tax Considerations" and "Legal Matters." In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Commission promulgated thereunder. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that this opinion may be furnished or quoted to judicial and regulatory authorities having jurisdiction over you.

                      Very truly yours,

                      LATHAM & WATKINS